[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]


         BROCKER TO HOST CONFERENCE CALL TO DISCUSS RECENT DEVELOPMENTS
                           WITH LITTAUER TECHNOLOGIES

Auckland,  NZ - December 12, 2000. Brocker Technology Group Ltd. (Nasdaq:  BTGL,
TSE: BKI) today announced that the Company will hold a conference call on Thursday December 14th at 4:00pm EST, to discuss recent corporate developments with Littauer Technologies Co. Ltd ("Littauer Technologies", Kosdaq: 20860). Participants will include Mr. Michael Ridgway, President and CEO, Mr. Richard Justice , CFO, and Mr. Charles Spackman, Chairman of Littauer Technologies .

Interested parties may call the following numbers, starting at 3:50pm EST to participate: United States and Canada 1-800-388-8975, or International 973-694-2225. The access code will be `Brocker'. In addition, the conference call will also be broadcast live over the Internet at the Vcall Investor Broadcast Network (). Investors are encouraged to submit questions in advance to Mr. Nigel Murphy (nmurphy@brocker.co.nz).

The conference call will review issues pertaining to the Company's December 6th press release, wherein Brocker announced that it had entered into an agreement to purchase 25% of the outstanding shares of Littauer Technologies Co. Ltd., a major e-Business solutions provider in Asia. Brocker expects the transaction to create a business relationship between Brocker and Littauer Technologies that will give rise to joint opportunities for new business and synergies across marketing channels.

Littauer Technologies is an international holding and management companythat invests in, develops and manages a network of e-business companies in the Asia Pacific region. Its investment portfolio currently consists of 32 wholly or majority owned companies focused on three core areas: business solutions and infrastructure, Internet enabling technologies, and online media and e-commerce.

Major shareholders of Littauer Technologies include Ericsson (Nasdaq: ERICY)), -- which, on October 17, 2000 invested US$36 million for a 10% equity stake in Littauer Technologies -- as well as Hutchison Whampoa, Netcentric Partners, Odeon Capital and Korea Technology Investment Corp. The market capitalization of Littauer Technologies is approximately US$160 million, based on its closing price on Kosdaq as of December 11, 2000.

"We are extremely pleased with this latest development in our global expansion strategy", said President and CEO of Brocker, Mr. Michael Ridgway. "Littauer Technologies has created a carefully structured network of interacting companies that can share with us significant operational, technical and marketing synergies. Given its vast network of business relationships worldwide, Littauer will help us to further expand the marketing and distribution channels for our products, such as Bloodhound, Powerphone and Supercession. We believe that this fit will be of enormous value to the region's e-business growth and, in turn, to shareholders of both Brocker and Littauer Technologies."

The shares of Littauer Technologies will be purchased from an investment group, headed by Charles Spackman, the Chairman of Littauer Technologies . To complete the transaction, Brocker will issue shares representing between 55% and 67% of the post-closing shares of Brocker. As a result, Mr. Spackman will own a controlling interest in Brocker. The number of shares of Brocker to be issued will be based on the prevailing market prices of Brocker and Littauer, subject to a lower limit of four Brocker shares for each share of Littauer and an upper limit of six Brocker shares for each share of Littauer.

Subsequent to the closing, Brocker intends to acquire additional shares in order to consolidate financial statements and ownership control of Littauer Technologies. It is anticipated, as a part of the agreement, that Brocker will subsequently make all reasonable efforts to acquire the remaining 75 percent of Littauer shares, effectively merging the two companies. According to data cited in a Lehman Brothers research report dated October 12, 2000 (http://www.littauer-tech.com/investor/research.htm), full consolidation with Littauer Technologies would add approximately $340 million to Brocker's calendar 2001 revenues.

Littauer Technologies is managed by a seasoned executive management team which includes , among others, Mr. Denis Lui, President and CEO of Littauer Technologies. F ormerly, Mr. Lui has served as the Managing Director of Hutchi son Telecommunications Group, Greater China, as well as the Director of Hutchi son Telecommunications subsidiaries in Australia and Malaysia . During his more than 13 years of service, Mr. Lui developed Hutchi son Telecommunications as the market leader in Hong Kong's highly competitive mobile phone businesses.

Littauer Technologies' strong client base includes blue-chip giants and government institutions in Asia, such as Hutchison Whampoa, Compaq Asia, Motorola, Microsoft, HSBC, and Samsung Group. Equally important are Littauer Technologies' strategic partners such as Ogilvy & Mather, Intel, Hinduja Group and IBM.

"In Brocker, we have partnered with a leading business-to-business communications company in Australasia, with an existing presence in North American capital markets," said Chairman of Littauer Technologies, Mr. Charles Spackman.

The proposed transaction is subject to a number of conditions, including approval of the Board of Directors and the shareholders of Brocker, receipt of regulatory approval, completion of a due diligence review by Brocker, as well as a satisfactory fairness opinion.

About Littauer Technologies Co. Ltd.

Littauer Technologies (http://www.littauer-tech.com) is an international holding and management company which invests in, develops and manages a comprehensive network of e-business solutions companies in the Asia Pacific region. The company provides a complete "front to back" suite of innovative solutions and infrastructure ranging from building and enabling any segment of a front-end Internet operation to implementing fully integrated back office operational applications, with the ultimate goal to increase business performance, efficiency and value.

Littauer Technologies' customers include, Motorola, Samsung, Cable & Wireless HKT, Hutchison Telecom and Yahoo! Korea. Strategic partners include IBM, Compaq, Cisco, Intel, Microsoft, Philips and Sony.

About Brocker Technology Group Ltd.

Brocker Technology Group (http://www.brockergroup.com) is a global innovator in business-to-business communication systems focusing on application development, technical consulting services, application hosting, and vendor services. Brocker's e-communications products, collectively called the Enterprise
Communication       Suite      (EC      Suite),       include       Supercession
(http://www.supercession.com), e-business transaction processing Bloodhound (http://www.bloodhound.co.nz), unified messaging software; and Powerphone, caller ID software that also displays all of the client's transaction . Brocker has established partnering agreements with KPMG and PeopleSoft. Brocker's Supercession is designed to integrate with PeopleSoft's non-internet based ERP software.


Corporate Contact                        Marketing Communications Contact
Brocker Technology Group                 Brocker Technology Group
Robert Rowell                            Nigel Murphy
Tel: (800) 299-7823                      Tel: +64 9 374 2040
Email: rrowell@brockergroup.com          Email: nmurphy@brocker.co.nz
Web: http://www.brockergroup.com         Web: http://www.brockergroup.com

Investor & Media Relations (U.S.)        Investor & Media Relations (Canada)
Wall Street Investor Relations           Mindshare Communications Inc.
Ms. Lisa Arnold                          Toll Free: (888) 301-6788
Tel: (301) 907-4092                      Tel: (604) 806-3366
Email: larnold@wallstreetir.com          Fax: (604) 806-3367
Web: http://www.wallstreetir.com         Email: btgl@mindsharecommunications.com


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. In addition, completion of the acquisition of Shares of Littauer Technologies Company Limited is dependent upon completion of satisfactory due diligence, the entering into of a mutually acceptable formal agreement, and is subject to obtaining required regulatory approvals, and there is no assurance that this proposed acquisition will be completed. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Note: The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


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